PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 19, 2000	Pricing Supplement No. 10 to Registration Statement No. 333-34392 Dated June 19, 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
GLOBAL MEDIUM-TERM NOTES, SERIES E
Euro Fixed Rate Senior Bearer Notes Due 2003

We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2003) prior to the maturity date other than under the circumstances described under "Description of Notes-Tax Redemption" in the accompanying prospectus supplement.

We will issue the notes only in bearer form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.  You may not exchange notes in bearer form at any time for notes in registered form.

We describe the basic features of this type of note in the section called "Description of Notes-Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:	$25,000,000	Interest Rate:	7.480% per year
Maturity Date:	June 27, 2003, provided that if such date is not a business day, the maturity date will be the next succeeding day that is a business day, except that, if that business day would fall in the next calendar month, the maturity date will be the immediately preceding business day.	Maximum Interest Rate: Minimum Interest Rate:	N/A N/A
Settlement Date (Original Issue Date):	June 27, 2000	Interest Payment Dates:	Each June 27, commencing June 27, 2001; provided that if any such date is not a business day, the interest payment will be made on the next succeeding day that is a business day, except that, if that business day would fall in the next calendar month, the interest payment will be made on the immediately preceding business day.
Interest Accrual Date:	June 27, 2000	Interest Payment Period:	Annual
Issue Price:	100.00%	Denominations:	$100,000
Specified Currency:	U.S. Dollars	Business Day:	New York and London
Redemption Percentage at Maturity:	100%	Common Code:	011334032
Initial Redemption Percentage:	N/A	ISIN:	XS0113340326
Annual Redemption Percentage Reduction:	N/A	Other Provisions:	N/A
Optional Repayment Dates:	N/A

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER